Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 22, 2006 (March 5, 2007 as to Note 20), relating to the consolidated financial statements of Abington Community Bancorp, Inc. and subsidiaries as of December 31, 2005 and for the two years in the period ended December 31, 2005, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
Philadelphia, PA

March 12, 2007